Exhibit 10.10

EMPLOYMENT AGREEMENT (this “Agreement”) dated as of April 10, 2007, between REALOGY CORPORATION, a Delaware corporation, (the “Company”) and ANTHONY E. HULL (“Executive”).

WHEREAS, pursuant to the Agreement and Plan of Merger, made and entered into as of the 15th day of December, 2006, by and among Domus Holdings Corp. (the “Parent”), the Company and Domus Acquisition Corp. (the “Merger Agreement”), Domus Acquisition Corp. will be merged with and into the Company (the “Transaction”), and the Company will be the surviving corporation in the Transaction;

WHEREAS, in connection with the Transaction, the Company desires to employ Executive and Executive desires to be employed by the Company;

WHEREAS, the Company and Executive are parties to that certain employment agreement dated as of the effective date of the spin-off of the Company from Cendant Corporation, a Delaware corporation, as such employment agreement has been amended or supplemented through the Effective Date (as defined in Section 1)] (the “Prior Agreement”); and

WHEREAS, Executive, as a condition of his employment, will make a substantial investment in the Parent concurrently with the closing of the Transaction by purchasing 200,000 shares of common stock of the Parent, par value $0.01 (“Common Stock”), at a price of $10.00 per share;

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Employment Period.

The initial term of Executive’s employment hereunder shall be for a period of five (5) years (the “Initial Term”) commencing on the closing of the Transaction (the “Effective Date”) and ending on the fifth anniversary of the Effective Date, unless terminated earlier pursuant to Section 3 (the “Employment Period”); provided, however, that the Employment Period shall automatically be renewed for an additional period of one (1) year upon the expiration of the Initial Term unless either party gives at least ninety (90) days’ written notice of its intention not to renew the Employment Period. Upon Executive’s termination of employment with the Company for any reason, he shall immediately resign all positions with the Company or any of its subsidiaries or affiliates, including any position as a member of the Parent’s Board of Directors and a member of the Company’s Board of Directors (the “Board”).

Section 2. Terms of Employment.

(a) Position. During the term of Executive’s employment under this Agreement, Executive shall serve as Executive Vice President, Chief Financial Officer and Treasurer of the Company and shall have such duties and responsibilities as shall be assigned to

Executive by the President of the Company (or, if the President of the Company as of the Effective Date is no longer serving in such position, the Chief Executive Officer of the Company) (such individual, the “Reporting Person”). In performing his duties hereunder, Executive shall report directly to the Reporting Person. At the request of the Company, Executive shall also serve as an officer of any of its subsidiaries or affiliates without additional compensation.

(b) Duties. During the Employment Period, Executive agrees to devote all of his business time to the business and affairs of the Company and to use Executive’s reasonable best efforts to perform faithfully, effectively and efficiently his responsibilities and obligations hereunder. Notwithstanding the foregoing, nothing herein shall prohibit Executive from (i) serving on civic or charitable boards or committees and (ii) managing personal investments, so long as such activities do not materially interfere with the performance of Executive’s responsibilities hereunder.

(c) Compensation.

(i) Base Salary. During the Employment Period, Executive shall receive an initial annual base salary in an amount equal to $475,000, which shall be paid in accordance with the customary payroll practices of the Company (the “Annual Base Salary”). Executive’s Annual Base Salary shall be reviewed at least annually by the Board but may not be reduced.

(ii) Bonuses. The Company shall establish a performance-based bonus plan (the “Plan”) to be applicable for each fiscal year of the Company (a “Fiscal Year”) ending during the Employment Period pursuant to which Executive will be eligible to receive an annual bonus (the “Bonus”) with respect to each Fiscal Year of the Company ending during the Employment Period (each, a “Bonus Year”). The Board or the Compensation Committee of the Board (the “Compensation Committee”) will administer the Plan and shall establish performance objectives for each Fiscal Year, which performance objectives shall be reasonably related to the Company’s business objectives. In the event that, with respect to the applicable Fiscal Year of the Company ending during the Employment Period, the Company achieves the pre-established target performance goals based on actual performance, Executive shall be entitled to receive a Bonus in an amount equal to 100% of Executive’s Annual Base Salary (“Target Bonus”). Subject to Section 4, Executive will be entitled to receive the Bonus only upon the Company’s achievement of the specified performance objectives and if Executive is employed on the last day of the applicable Bonus Year. The Bonus shall become payable on March 15 of the year following the end of the applicable Bonus Year, provided that the Board or Compensation Committee finally determines (x) that the Company has achieved the applicable performance objectives and (y) the amount of the bonus that shall be paid to each executive entitled to receive a bonus for the applicable Bonus Year. If the Board or Compensation Committee has not made such final determination by March 15 of such year, the Bonus (if any) shall instead be paid as soon as practicable thereafter during such year.

(iii) Benefits. During the Employment Period, Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other senior executives of the Company and shall be eligible for participation in, and shall receive all benefits under, welfare benefit plans, practices, policies and programs provided by the Company to the extent applicable generally to other senior executives of the Company (“Benefit Plans”). The benefits provided to Executive shall be, in the aggregate, comparable to those benefits that Executive was receiving at the Company immediately prior to the Effective Date, but excluding those benefits under any nonqualified deferred compensation plans that are being amended or terminated in connection with the Transaction or that relate to or provide benefits or compensation measured with respect to the Company’s common stock.

(iv) Expenses. During the term of Executive’s employment, Executive shall be entitled to receive reimbursement for all reasonable business expenses incurred by Executive in performance of his duties hereunder, provided that Executive provides all necessary documentation in accordance with Company policy.

(v) Stock Options. Concurrent with the closing of the Transaction, the Company shall cause the Parent to grant Executive a stock option (the “Option Grant”) to purchase 750,000 shares of Common Stock, at an exercise price of $10.00 per share. The Option Grant will be pursuant and subject to the terms and conditions set forth in the Parent’s 2007 Stock Incentive Plan (the “Stock Incentive Plan”) and Executive’s option agreement associated with the Option Grant (the “Option Agreement”, which is attached hereto as Appendix [ ]), and Executive’s purchase of the Purchased Shares as provided in Section 2(c)(vii) below.

(vi) Restricted Stock. Concurrent with the closing of the Transaction, the Company shall cause the Parent to grant Executive a grant (the “Restricted Stock Grant”) of restricted shares of Common Stock (“Restricted Shares”). The Restricted Stock Grant will be pursuant and subject to the terms and conditions set forth in the Stock Incentive Plan and the restricted stock agreement evidencing such grant (the “Restricted Stock Agreement”, which is attached hereto as Appendix [    ]). The Restricted Stock Grant will be comprised of 100,000 Restricted Shares and shall be subject to the vesting, termination and other terms set forth in the Restricted Stock Agreement.

(vii) Investment. Concurrent with the closing of the Transaction, Executive shall purchase 200,000 shares of Common Stock, at a price of $10.00 per share (the “Purchased Shares”). The Purchased Shares shall be subject to the terms of the Stock Incentive Plan and Executive’s Subscription Agreement (attached hereto as Appendix [    ]) and Executive’s Contribution Agreement (attached hereto as Appendix [ ]). All of the Purchased Shares will be fully vested at the Effective Date.

(viii) Management Investor Rights Agreement. All Purchased Shares, shares purchased pursuant to the Investment Bonus, Restricted Shares, the Option Grant and Common Stock held by Executive pursuant to the vesting of Restricted Shares and the exercise of the Option Grant will be subject to the terms and conditions of the Management Investor Rights Agreement by and among the Parent, Executive, and other signatories thereto (the “Management Investor Rights Agreement”), including the restrictive covenants contained in Annex I to Section 8 thereof. The Option Agreement, Stock Incentive Plan, Restricted Stock Agreement, Management Investor Rights Agreement, Subscription Agreement and any other stock or stock-based award agreement entered into by and between the Company and Executive after the date hereof, collectively, the “Equity Documents”.

Section 3. Termination of Employment.

(a) Death or Disability. Executive’s employment hereunder shall terminate automatically upon Executive’s death. If Executive becomes subject to a Disability during the Employment Period (pursuant to the definition of Disability set forth below), the Company may give Executive written notice in accordance with Sections 3(e) and 9(h) of its intention to terminate Executive’s employment. For purposes of this Agreement, “Disability” means (i) Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) Executive is, by reason of any medically determinable physical of mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident or health plan covering employees of the Company. Whether Executive has incurred a “Disability” shall be determined by a physician selected by the Company or its insurers.

(b) Cause. Executive’s employment may be terminated at any time by the Company for Cause. For purposes of this Agreement, “Cause” shall mean (i) Executive’s willful failure to substantially perform his duties as an employee of the Company or any subsidiary (other than any such failure resulting from incapacity due to physical or mental illness), (ii) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct against the Company or any subsidiary, (iii) Executive’s conviction of, or plea of guilty or nolo contendere to a charge of commission of, a felony or crime involving moral turpitude, (iv) Executive’s indictment for a charge of commission of a felony or any crime involving moral turpitude, provided that the Board determines in good faith that such indictment would result in a material adverse impact to the business or reputation of the Company, (v) Executive’s gross negligence in the performance of his duties, or (vi) Executive purposefully or negligently makes (or has been found to have made) a false certification to the Company pertaining to its financial statements; a termination will not be for “Cause” pursuant to clause (i), (ii) or (v), to the extent such conduct is curable, unless the Company shall have notified Executive in writing describing such conduct and Executive shall have failed to cure such conduct within ten (10) business days after his receipt of such written notice.

(c) Termination Without Cause. The Company may terminate Executive’s employment hereunder without Cause at any time.

(d) Good Reason. Executive’s employment may be terminated at any time by Executive for Good Reason or without Good Reason upon 90 days’ prior written notice, provided, in the case of a termination for Good Reason, that Executive provides such notice within 60 days after the occurrence of the event giving rise to the termination for Good Reason. For purposes of this Agreement, “Good Reason” means voluntary resignation after any of the following actions taken by the Company or any of its subsidiaries without Executive’s consent: (i) removal from, or failure to be elected or re-elected to, the Board; (ii) a material reduction of Executive’s duties and responsibilities to the Company, (iii) a reduction in Executive’s Annual Base Salary or Target Bonus (not including any diminution related to a broader compensation reduction that (A) is made in consultation with the Reporting Person and (B) is applied to all senior executives of the Company in a relatively proportionate matter); (iv) the relocation of

Executive’s primary office to a location more than 30 miles from the prior location; (v) delivery of notice of non-renewal of the Employment Period by the Company (other than non-renewal by the Company due to Executive’s Disability, termination for Cause or termination by Executive); or (vi) a material breach by the Company of a material provision of this Agreement (which for the avoidance of doubt includes Section 2(a) of this Agreement); a termination shall not be for “Good Reason” pursuant to clause (i), (ii), (iii) or (iv), unless Executive shall have given written notice of his intention to resign for Good Reason and the Company shall have failed to cure the event giving rise to Good Reason within ten (10) business days after the Company’s receipt of such written notice.

(e) Notice of Termination. Any termination by the Company for Cause or without Cause, or by Executive for Good Reason or without Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 9(h). For purposes of this Agreement, a “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date. The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company hereunder or preclude Executive or the Company from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.

(f) Date of Termination. “Date of Termination” means (i) if Executive’s employment is terminated by the Company for Cause, without Cause or by reason of Disability, or by Executive for Good Reason or without Good Reason, the date of receipt of the Notice of Termination (in the case of a termination with or without Good Reason, provided such notice is in accordance with Section 3(d)) or any later date specified therein pursuant to Section 3(e), as the case may be and (ii) if Executive’s employment is terminated by reason of death, the date of death.

Section 4. Obligations of the Company upon Termination.

(a) With Good Reason; Without Cause. If during the Employment Period, the Company shall terminate Executive’s employment without Cause or Executive shall terminate his employment for Good Reason, then the Company will provide Executive with the following severance payments and/or benefits:

(i) Prior to the thirtieth day following the Date of Termination, the Company shall pay to Executive in a lump sum, to the extent not previously paid, (i) the Annual Base Salary through the Date of Termination, and (ii) the Bonus earned for any Bonus Year ended prior to the year in which the Date of Termination occurs, provided that Executive was employed on the last day of such Bonus Year (the “Accrued Obligations”); and

(ii) The Company will pay Executive an aggregate sum of 200% of Executive’s Annual Base Salary and Target Bonus (such amount, the “Cash Severance”) as follows: (i) one-half of the Cash Severance shall be payable to Executive in a lump sum, within 30 business days of the Date of Termination and (ii) 1/24 of the Cash Severance will be payable to Executive in twenty-four (24) equal monthly installments commencing as of the first day of the calendar month following the month in which the Date of Termination occurs.

Notwithstanding the foregoing provisions of this Section 4(a), to the extent required in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), amounts to be paid under this Section 4(a) shall be paid to Executive on the first business day after the date that is six months following Executive’s “separation from service” within the meaning of Section 409A of the Code.

(b) Death or Disability. If Executive’s employment shall be terminated by reason of Executive’s death or Disability, then the Company will provide Executive (or his estate or legal representative) with the following severance payments and/or benefits: (A) the Accrued Obligations; (B) a lump sum equal to 100% of Executive’s Annual Base Salary; and (C) the Welfare Benefits. Notwithstanding the foregoing provisions of this Section 4(b), to the extent required in order to comply with Section 409A of Code, amounts to be paid under this Section 4(b) shall be paid to Executive on the first business day after the date that is six months following Executive’s “separation from service” within the meaning of Section 409A of the Code. Thereafter, the Company shall have no further obligation to Executive or his legal representatives, other than any rights to vested benefits under any Benefit Plans, indemnification rights he may have under this Agreement and any rights he may have under the Equity Documents.

(c) Cause; Other than for Good Reason. If Executive’s employment shall be terminated by the Company for Cause or by Executive without Good Reason, then the Company shall have no further payment obligations to Executive other than the Accrued Obligations. Thereafter, the Company shall have no further obligation to Executive or his legal representatives, other than any rights to vested benefits under any Benefit Plans, indemnification rights he may have under this Agreement, and any rights he may have under the Equity Documents.

(d) General Release. The Company’s obligations to make payments under Sections 4(a) and in the case of Disability under Section 4(b) are conditioned on Executive’s or his legal representative’s (as applicable) executing a general release of claims against the Company and its subsidiaries and affiliates and their successors and assigns (and the officers and directors of such entities) substantially in the form attached hereto as Exhibit A (the “Release”). For the avoidance of doubt, the Company’s obligations under Section 8 of this Agreement, the Benefit Plans, and the Equity Documents shall not be subject to Executive’s execution of the Release nor to Executive’s obligations under Section 5 of this Agreement, unless otherwise specifically provided in such other arrangements.

Section 5. Restrictive Covenants. Executive shall be subject to the restrictive covenants set forth in Annex I to Section 8 of the Management Investor Rights Agreement in accordance with its terms.

Section 6. Severance Payments. In addition to the foregoing, and not in any way in limitation of any right or remedy otherwise available to the Company, if the Board reasonably and in good faith believes Executive has violated or is in violation of any provision of Annex I of the Management Investor Rights Agreement, the Board may unilaterally suspend Executive’s right to receive any Cash Severance then or thereafter due from the Company to Executive, provided that the Board (a) gives Executive advance written notice of such suspension and (b) initiates an action or claim to enforce the Company’s rights in respect of such restrictive covenants promptly after such suspension. In the event that the Company prevails on such action or claim, Executive’s right to receive, and the Company’s obligation to pay, any additional Cash Severance, including any previously suspended amounts, shall be terminated immediately, and Executive shall have no further rights to Cash Severance. In the event that Executive prevails on such action or claim, the Company shall be required to pay to Executive in a lump sum within thirty (30) days of such adjudication (or, to the extent required in order to comply with Section 409A of the Code on the first business day after the date that is six months following Executive’s “separation from service” within the meaning of Section 409A of the Code) any Cash Severance the payment of which was delayed due to such suspension, plus interest for any period during which the payment of the Cash Severance was suspended at the prime rate, as published in the Wall Street Journal on the date of such suspension, and to commence payment of future installments of Cash Severance in accordance with Section 4(a)(ii).

Section 7. Executive’s Representations, Warranties and Covenants.

(a) Executive hereby represents and warrants to the Company and its subsidiaries that:

(1) Executive has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and this Agreement has been duly executed by Executive;

(2) the execution, delivery and performance of this Agreement by Executive does not and will not, with or without notice or the passage of time, conflict with, breach, violate or cause a default under any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject;

(3) Executive is not a party to or bound by any employment agreement, consulting agreement, non-compete agreement, fee for services agreement, confidentiality agreement or similar agreement with any other Person other than the Company;

(4) upon the execution and delivery of this Agreement by the Company and Executive, this Agreement will be a legal, valid and binding obligation of Executive, enforceable in accordance with its terms;

(5) Executive understands that Parent and the Company will rely upon the accuracy and truth of the representations and warranties of Executive set forth herein and Executive consents to such reliance; and

(6) as of the date of execution of this Agreement, Executive is not in breach of any of its terms, including having committed any acts that would form the basis for a Cause termination if such act had occurred after the Effective Date.

(b) The Company and its subsidiaries hereby represent and warrant to Executive that:

(1) the Company has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and this Agreement has been duly executed by the Company;

(2) the execution, delivery and performance of this Agreement by the Company does not and will not, with or without notice or the passage of time, conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Company is a party or any judgment, order or decree to which the Company is subject;

(3) upon the execution and delivery of this Agreement by the Company and Executive, this Agreement will be a legal, valid and binding obligation of the Company, enforceable in accordance with its terms; and

(4) the Company understands that Executive will rely upon the accuracy and truth of the representations and warranties of the Company set forth herein and the Company consents to such reliance.

Section 8. Indemnification.

The Company shall indemnify Executive to the maximum extent permitted under the General Corporate Law of Delaware for acts taken within the scope of his employment. To the extent that the Company obtains coverage under a director and officer indemnification policy, Executive will be entitled to such coverage on a basis that is no less favorable than the coverage provided to any other officer or director of the Company.

Section 9. General Provisions.

(a) Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, and if the rights and obligations of any party under this Agreement will not be materially and adversely affected thereby, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(b) Entire Agreement. This Agreement and the Equity Documents embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way (including, without limitation, any other employment, severance or change-in-control agreement or understanding). For the avoidance of doubt, Executive, the Company and the Subsidiaries acknowledge that any agreement between Executive and the Company or Cendant Corporation or any subsidiary or affiliate of any of the foregoing, entered into prior to the Effective Date, including without limitation, the Prior Agreement, shall be void ab initio as of immediately before the Effective Date.

(c) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(d) Successors and Assigns.

(i) This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(ii) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law, or otherwise.

(e) Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

(f) Enforcement.

(i) Arbitration. Except for the Company or its Affiliate’s right to obtain injunctive relief for violation of Section 5 of this Agreement or in Annex I to Section 8 of the Management Investor Rights Agreement, any controversy, dispute or claim arising out of or relating to this Agreement, or its interpretation, application, implementation, breach or enforcement which the parties are unable to resolve by mutual agreement, shall be settled by submission by either party of the controversy, claim or dispute to binding arbitration in New York (unless the parties agree in writing to a different location), before a single arbitrator in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association then in effect. In any such arbitration proceeding the parties agree to provide all discovery deemed necessary by the arbitrator. The decision and award made by the arbitrator shall be final, binding and conclusive on all parties hereto for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof. Each party shall bear its or his costs and expenses in any such arbitration and one-half of the arbitrator’s fees and costs; provided, however, if Executive prevails on substantially all material claims, the Company shall reimburse Executive for all of his reasonable attorney’s fees and costs.

(ii) Remedies. All remedies hereunder are cumulative, are in addition to any other remedies provided for by law and may, to the extent permitted by law, be exercised concurrently or separately, and the exercise of any one remedy shall not be deemed to be an election of such remedy or to preclude the exercise of any other remedy.

(iii) Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(g) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and Executive and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

(h) Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, transmitted via telecopier, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder and received when delivered personally, when received if transmitted via telecopier, five days after deposit in the U.S. mail and one day after deposit for overnight delivery with a reputable overnight courier service.

If to the Company, to:

Realogy Corporation

c/o Apollo Management VI, L.P.

9 West 57th Street

New York, New York 10019

Facsimile: (212) 515-3288

Attention: Marc Becker

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention:	Steven A. Cohen, Esq.
Igor Kirman, Esq.
Facsimile:	212.403.2000

If to Executive, to:

Executive’s home address most recently on file with the Company.

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: Andrea K. Wahlquist, Esq.

(i) Withholding. The Company may withhold from any amounts payable or benefits to be provided to Executive under this Agreement or otherwise all Federal, state, city or other taxes and other amounts that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation.

(j) Survival of Representations, Warranties and Agreements. All representations, warranties and agreements contained herein shall survive this Agreement and the Employment Period indefinitely.

(k) Effectiveness. Notwithstanding the foregoing, none of Parent, the Company or its subsidiaries shall have any obligations to Executive or his beneficiaries under this Agreement, in the event Executive is unable to perform his duties hereunder, including due to death or Disability or Executive commits an act that would constitute Cause, in each case prior to the closing of the Transaction, in which case this Agreement shall be of no force and effect. Further, this Agreement shall be null and void and of no further effect in the event that the Merger Agreement is terminated or the Effective Date does not occur.

(l) Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. All references to a “Section” in this Agreement are to a section of the Agreement unless otherwise noted.

(m) Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

(n) Code Section 409A. Notwithstanding anything herein or elsewhere to the contrary, to the extent Executive or the Company notifies the other that this Agreement may result in Executive being subject to the penalties of Section 409A of the Code, Executive and the Company agree to negotiate (and the Company shall cause any affiliate to negotiate), in good faith alternatives to avoid such penalties.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

REALOGY CORPORATION

By:	/s/ David J. Weaving
Name:	David J. Weaving
Title:	Executive Vice President and Chief Executive Officer

ANTHONY E. HULL

Signature:	/s/ Anthony E. Hull